Term Sheet

Filed pursuant to Rule 433

Registration Statement No. 333-282373

June 23, 2025

United Mexican States

Preliminary Terms and Conditions

5.850% Notes due 2032

Issuer:	United Mexican States

Transaction:	5.850% Notes due 2032 (the “2032 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,949,715,000*

Ratings:	Baa2(negative)/BBB(stable)/BBB-(stable) (Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	July 2, 2032

Pricing Date:	June 23, 2025

Settlement Date:	July 2, 2025 (T+7)

Coupon:	5.850%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.949%, plus accrued interest, if any, from July 2, 2025

Reference Benchmark Treasury:	4.125% due May 31, 2032

Reference Benchmark Treasury Price and Yield:	100-03; 4.109%

Re-offer Spread over Benchmark Treasury:	175 bps

Yield to Maturity:	5.859%

Interest Payment Dates:	Semi-annually on January 2 and July 2 of each year, commencing on January 2, 2026

Optional Redemption:

Prior to May 2, 2032 (two months prior to their maturity date) (the “2032 Notes Par Call Date”), Mexico may redeem the 2032 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2032 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2032 Notes Par Call Date, Mexico may redeem the 2032 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Mexico as described under “Description of the Notes—Optional Redemption – 2032 notes” in the Prospectus Supplement.

Gross Proceeds:	U.S.$3,947,700,645***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	Securities and Exchange Commission (“SEC”) Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2032 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.150%

Listing/Trading:	Application will be made to the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”). The Euro MTF is not a regulated market for the purposes of Directive 2014/65/EU.

ISIN:	US91087BBE92

CUSIP:	91087B BE9

Joint Book-Running Managers /Allocation:	Barclays Capital Inc. (20%) BBVA Securities Inc. (20%) Goldman Sachs & Co. LLC (20%) Mizuho Securities USA LLC (20%) Morgan Stanley & Co. LLC (20%)

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: The aggregate principal amount of 2032 Notes includes approximately U.S.$1,449,715,000 intended to fund the purchase of outstanding Preferred Tenders and Non-Preferred Tenders (as such term is defined in the Offer to Purchase, dated June 23, 2025, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on June 24, 2025.

**

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of 2032 Notes.

A prospectus dated September 27, 2024 accompanies this free writing prospectus and is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312524227931/d882391dsb.htm

A preliminary prospectus supplement, subject to completion, dated June  23, 2025, for the 2032 Notes, is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312525144227/d930250d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2024 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312525143490/d923801d18k.htm.

The issuer has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the SEC at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at +1 (888) 603-5847, BBVA Securities Inc. at +1 (800) 422-8692, Goldman Sachs & Co. LLC at +1 (866) 471-2526, Mizuho Securities USA LLC at +1 (866) 271-7403, or Morgan Stanley & Co. LLC at +1 (800) 624-1808.

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The 2032 Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such 2032 Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2032 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Mexican States

Preliminary Terms and Conditions

6.625% Notes due 2038

Issuer:	United Mexican States

Transaction:	6.625% Notes due 2038 (the “2038 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$2,850,768,000*

Ratings:	Baa2(negative)/BBB(stable)/BBB-(stable) (Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	January 29, 2038

Pricing Date:	June 23, 2025

Settlement Date:	July 2, 2025 (T+7)

Coupon:	6.625%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.848%, plus accrued interest, if any, from July 2, 2025

Reference Benchmark Treasury:	4.250% due May 15, 2035

Reference Benchmark Treasury Price and Yield:	99-08+; 4.342%

Re-offer Spread over Benchmark Treasury:	230 bps

Yield to Maturity:	6.642%

Interest Payment Dates:	Semi-annually on January 29 and July 29 of each year, commencing on January 29, 2026

Optional Redemption:

Prior to October 29, 2037 (three months prior to their maturity date) (the “2038 Notes Par Call Date”), Mexico may redeem the 2038 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2038 Notes matured on the 2038 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2038 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2038 Notes Par Call Date, Mexico may redeem the 2038 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2038 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Mexico as described under “Description of the Notes—Optional Redemption – 2038 notes” in the Prospectus Supplement.

Gross Proceeds:	U.S.$2,846,434,833***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	Securities and Exchange Commission (“SEC”) Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2038 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”). The Euro MTF is not a regulated market for the purposes of Directive 2014/65/EU.

ISIN:	US91087BBF67

CUSIP:	91087B BF6

Joint Book-Running Managers/Allocation:	Barclays Capital Inc. (20%) BBVA Securities Inc. (20%) Goldman Sachs & Co. LLC (20%) Mizuho Securities USA LLC (20%) Morgan Stanley & Co. LLC (20%)

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: The aggregate principal amount of 2038 Notes includes approximately U.S.$850,768,000 intended to fund the purchase of outstanding Preferred Tenders and Non-Preferred Tenders (as such term is defined in the Offer to Purchase, dated June 23, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on June 24, 2025.

**

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of 2038 Notes.

A prospectus dated September 27, 2024 accompanies this free writing prospectus and is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312524227931/d882391dsb.htm.

A preliminary prospectus supplement, subject to completion, dated June 23, 2025, for the 2038 Notes, is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312525144227/d930250d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2024 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312525143490/d923801d18k.htm.

The issuer has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the SEC at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at +1 (888) 603-5847, BBVA Securities Inc. at +1 (800) 422-8692, Goldman Sachs & Co. LLC at +1 (866) , Mizuho Securities USA LLC at +1 (866) 271-7403, or Morgan Stanley & Co. LLC at +1 (800) 624-1808.

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The 2038 Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such 2038 Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2038 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).